Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-273584 and No. 333-266757) and Form S-8 (No. 333-267713) of OPAL Fuels Inc. of our report dated March 16, 2026 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Melville, New York

March 16, 2026